FOR IMMEDIATE RELEASE

            DATATEC SYSTEMS ACQUIRES REMAINING 20% OF COMPUTER-AIDED
                           SOFTWARE INTEGRATION, INC.

            COMPANY GAINS FULL AUTONOMY IN THE DEVELOPMENT AND USE OF
                          PROPRIETARY IWPS(TM) SOFTWARE


         TOTOWA, NJ, March 10, 1998 - Datatec Systems, Inc. (Nasdaq: DATC; formerly Glasgal Communications, Inc. Nasdaq: GLAS), a national rapid deployment company, today announced it acquired the remaining shares of Computer-Aided Software Integration, Inc. (CASI) for approximately $2.4 million. The Company had previously acquired 80% of CASI in April 1996. Datatec now has full autonomy over the development and use of CASI's proprietary software tools -- Integrator's Workbench Product Series(TM) (IWPS(TM)). The software automates the desIGN, implementation, migration and support of client/server computing environments.

         "By acquiring the remaining 20% of CASI, we have positioned ourselves to realize the full benefits of all future revenues and profits derived from the IWPS(TM) software," stated Isaac Gaon, Chairman and Chief Executive Officer of Datatec Systems, Inc. "Additionally, we now control its technological direction which we felt was a strategic importance given our increasing utilization of and reliance upon IWPS(TM) to provided customers with a virtually error free, rapid implementation of new complex technologies."

         Datatec Systems, Inc. specializes in the rapid deployment of network and computing technologies for Fortune 1000 companies, systems manufactures, system integrators and independent software vendors. Datatec's team of professionals in 18 offices and five staging and configuration centers across the United States and Canada, utilize proprietary software tools and proven methodologies to drastically reduce configuration and deployment time. Through accelerated IT implementation, Datatec helps their customers improve business performance and return and investment.